                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. _____)

Filed by the Registrant [X]

Filed by the Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement       [ ]  Confidential, for Use of the
                                            Commission Only (as permitted
[X]  Definitive Proxy Statement               by Rule 14a-6(e)(2))

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            FLAGSTAR BANCORP, INC.
-------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1.  Title of each class of securities to which transaction applies:

         ----------------------------------------------------------------------
     2.  Aggregate number of securities to which transaction applies:

         ----------------------------------------------------------------------
     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         ----------------------------------------------------------------------
     4.  Proposed maximum aggregate value of transaction:

         ----------------------------------------------------------------------
     5.  Total fee Paid:

         ----------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.   Amount previously paid:

     --------------------------------------------------------------------------
2.   Form, Schedule or Registration Statement No.:

     --------------------------------------------------------------------------
3.   Filing Party:

     --------------------------------------------------------------------------
4.   Date Filed:

     --------------------------------------------------------------------------

                  [FLAGSTAR BANCORP LETTERHEAD APPEARS HERE]




                                 March 30, 1998



Dear Stockholder:

          We invite you to attend the Annual Meeting of Stockholders of Flagstar Bancorp, Inc. to be held at the national headquarters of Flagstar Bank, FSB, 2600 Telegraph Road, Bloomfield Hills, Michigan on May 4, 1998 at 1:00 p.m., local time.

          The Annual Meeting has been called for the election of directors and for the conduct of incidental matters. Enclosed is a proxy statement, a proxy card and the Annual Report to Stockholders for 1997. Directors and officers of the Company as well as representatives of Grant Thornton, L.L.P., the Company's independent auditors for 1997, will be present to respond to any questions the stockholders may have.

          Your vote is important regardless of the number of shares you own. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

          Thank you for your cooperation and continuing support.

                                                Sincerely,

                                                /s/ Thomas J. Hammond


                                                Thomas J. Hammond
                                                Chairman of the Board
                                                  and Chief Executive Officer

                             FLAGSTAR BANCORP, INC.
                              2600 Telegraph Road
                          BLOOMFIELD HILLS, MI  48302
                                 (800) 338-7700


-------------------------------------------------------------------------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 4, 1998
-------------------------------------------------------------------------------

          NOTICE IS HEREBY GIVEN that the 1998 annual meeting of stockholders (the "Annual Meeting") of Flagstar Bancorp, Inc. (the "Company") will be held on Monday, May 4, 1998 at 1:00 p.m., local time, at the national headquarters of Flagstar Bank, FSB, 2600 Telegraph Road, Bloomfield Hills, Michigan.

          A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.

          The Annual Meeting is for the purpose of considering and acting upon the following matters:

          (1) to elect three directors to the Board of Directors to hold office for a period of three years or until their successors shall have duly elected and qualified; and

          (2) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

          NOTE: The Board of Directors is not aware of any other business to come before the Annual Meeting.

           Any action may be taken on any one of the foregoing proposals at the Annual Meeting on the date specified above or on any date or dates to which, by original or later adjournments, the Annual Meeting may be adjourned. Stockholders of record at the close of business on March 10, 1998 will be entitled to vote at the Annual Meeting and any adjournments thereof.

            You are requested to fill in and sign the enclosed form of proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and choose to vote in person at the Annual Meeting.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ Mary Kay McGuire

                                        Mary Kay McGuire
                                        Secretary

Bloomfield Hills, Michigan
March 30, 1998


-------------------------------------------------------------------------------
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE, AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                                PROXY STATEMENT

                                       OF

                             FLAGSTAR BANCORP, INC.
                              2600 Telegraph Road
                          BLOOMFIELD HILLS, MI  48302
                                 (800) 338-7700
                           __________________________

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 4, 1998

                                    GENERAL
                                    -------


     This Proxy Statement is furnished to stockholders of Flagstar Bancorp, Inc. (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors to be used at the 1998 annual meeting of stockholders of the Company (the "Annual Meeting"), to be held on Monday, May 4, 1998 at 1:00 p.m., local time, at the national headquarters of Flagstar Bank, FSB, 2600 Telegraph Road, Bloomfield Hills, Michigan. The accompanying Notice of Annual Meeting and form of proxy and this Proxy Statement are being first mailed to stockholders on or about March 30, 1998.


                      VOTING AND REVOCABILITY OF PROXIES
                      ----------------------------------

     If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR ELECTION OF THE THREE NOMINEES AS DIRECTORS OF THE COMPANY. The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person or a director where the nominee is unable to serve or for good cause will not serve, and with respect to matters incident to the conduct of the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxies on such matters as determined by a majority of the Board of Directors. Except for procedural matters incident to the conduct of the Annual Meeting, the Company does not know of any other matters that are to come before the Annual Meeting. Proxies marked as abstentions and shares held in street name which have been designated by brokers on proxies as not voted will not be counted as votes cast. Such proxies will be counted for purposes of determining a quorum at the Annual Meeting.

     Stockholders who execute proxies may revoke them at any time prior to their exercise by filing with the Secretary of the Company a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. The mere presence of a stockholder at the Annual Meeting will not, by itself, automatically revoke such stockholder's proxy.


                               VOTING SECURITIES
                               -----------------

     The securities which can be voted at the Annual Meeting consist of shares of common stock, par value $ 0.01 per share (the "Common Stock"), of the Company. Each share entitles its owner to one vote on all matters. The close of business on March 10, 1998 (the "Record Date") has been fixed by the Board of Directors as the Record Date for determination of stockholders entitled to vote at the Annual Meeting. The number of shares of Common Stock outstanding as of the Record Date was 13,670,000.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
        --------------------------------------------------------------

     Persons and groups beneficially owning more than 5% of the Common Stock are generally required under federal securities laws to file certain reports with the Securities and Exchange Commission ("SEC") detailing such ownership. The following table sets forth, as of the Record Date, certain information as to the Common Stock beneficially owned by any person or group of persons who is known to the Company to be the beneficial owners of more than 5% of the Common Stock. Other than as disclosed below, management knows of no person who beneficially owned more than 5% of the Common Stock at the Record Date.


Name  of                     Amount  and Nature of          Percent of Common
Beneficial Owner          Beneficial Ownership (a)(b)       Stock Outstanding

-------------------------------------------------------------------------------
Thomas J. Hammond                  5,207,245                    38.6%
Janet G. Hammond                   5,207,245                    38.6%
Mark T. Hammond                      971,451                     7.1%
Catherine H. Rondeau                 972,600                     7.1%
Carrie C. Langdon                    966,955                     7.1%

(a) For purposes of this table, an individual is considered to have "beneficial ownership" of any share of Common Stock which he or she, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (1) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (2) investment power, which includes the power to dispose, or to direct the disposition of, such security. In addition, an individual is deemed to be the beneficial owner of any share of Common Stock of which he has the right to acquire voting or investment power within 60 days of the Record Date.
(b) Includes stock owned by the respective stockholder's spouse, as to which the respective person disclaims beneficial ownership.

  The following table sets forth, as of the Record Date, certain information known to the Company as to Common Stock beneficially owned by each director and nominee for director of the Company and by all directors and executive officers of the Company as a group.

                                                   Amount
                                                  and Nature      Percent of
                                                 Of Beneficial    Common Stock
                                                 Ownership (a)     Outstanding
                                                ----------------  -------------
Name and Position
-----------------

Thomas J. Hammond, Chairman of the Board
  and Chief Executive Officer                   4,307,332(b)          31.5%
Mark T. Hammond, Vice Chairman and President          971,451          7.1%
Michael W. Carrie, Director, Executive
  Vice President and Chief Financial Officer            7,692            *
Joan H. Anderson, Director and Executive
  Vice President                                          250            *
James D. Coleman, Director                             61,000            *
Richard S. Elsea, Director                                  -            *
James D. Isbister, Director                             1,500            *
John D. Kersten, Director                               3,800            *
C. Michael Kojaian, Director                           75,000            *

All directors and executive officers
  as a group (9 persons)                            5,444,844         39.9%

*   Less than 1% of the outstanding Common Stock.
(a) For the definition of "beneficial ownership," see Note (a) to the above table.
(b) Does not include 962,913 shares of Common Stock held by Mr. Hammond's wife, Janet G. Hammond, and as to which Mr. Hammond disclaims beneficial ownership.

                      PROPOSAL I -- ELECTION OF DIRECTORS
                      -----------------------------------

  The Company's Board of Directors is currently composed of nine members. The Company's Certificate of Incorporation requires that directors be divided into three classes, as nearly equal in number as possible, the members of each class to serve for a term of three years and until their successors are elected and qualified, with one-third of the directors elected each year. The Board of Directors has nominated for election as directors, Mark T. Hammond, James D. Isbister, and John Kersten, all of whom are currently members of the Board, to serve for three years and until his successor is elected and qualified. Under Michigan law, directors are elected by a plurality of the votes present in person or by proxy and entitled to vote on the election of directors.

  It is intended that the persons named in the poxies solicited by the Board of Directors will vote for the election of the named nominee. If the nominee is unable to serve, the shares represented by all properly executed proxies which have not been revoked will be voted for the election of such substitute as the Board of Directors may recommend or the size of the Board of Directors may be reduced to eliminate the vacancy. At this time, the Board knows of no reason why the nominee might be unavailable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION AS DIRECTORS OF ALL OF THE NOMINEES LISTED BELOW.

  The following table sets forth, for the nominee and each continuing director, his or her name, age as of the Record Date, the year he or she first became a director of the Company and the expiration of his or her current term as a director of the Company.

                                              AGE AS  YEAR FIRST   CURRENT
                                              OF THE    ELECTED     TERM
                                              RECORD  DIRECTOR OF    TO
Name                                           DATE   THE COMPANY  EXPIRE
----                                          ------  -----------  -------
                   BOARD NOMINEE FOR TERMS TO EXPIRE IN 2001
Mark T. Hammond                                   32       1993      1998
James D. Isbister                                 60       1997      1998
John R. Kersten                                   55       1997      1998


                        DIRECTORS CONTINUING IN OFFICE

Thomas J. Hammond                                 54       1993      1999
Joan H. Anderson                                  47       1997      1999
C. Michael Kojaian                                36       1997      1999
Michael W. Carrie                                 43       1997      2000
James D. Coleman                                  50       1993      2000
Richard S. Elsea                                  68       1997      2000


  The following sets forth the business experience of each director of the Company for the last five years.

  MARK T. HAMMOND has been Vice-Chairman of the Board of Directors since 1993 and President of the Company since January 1997. Previously, Mr. Hammond served as the Company's Vice President from its formation in 1993 through April 1994 and then as its Executive Vice President from April 1994 through January 1997. He has also served as President of the Bank since September 1995. He has served as a member of the Bank's Board of Directors since 1991 and as its Vice Chairman since 1993. He has also served as Executive Vice President of the Bank from 1991 to September 1995 in charge of mortgage operations, wholesale lending and construction lending. Mr. Hammond is the son of Thomas J. Hammond, the Chairman and Chief Executive Officer of the Company and the Bank.

  JAMES D. ISBISTER has been Vice Chairman of Shire Laboratories since March 1997. Prior to assuming his current position, Mr. Isbister was Chief Executive Officer and Chairman of Pharmavene, Inc. since 1990 and 1995, respectively. Mr. Isbister is the father-in-law of Mark T. Hammond, the Vice-Chairman and President of the Company and the Bank.

  JOHN R. KERSTEN has owned and been President of Century 21 Town and Country Real Estate since 1980.

  THOMAS J. HAMMOND has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in 1993 and served as President from 1993 to January 1997. He has served as Chairman of the Board of Directors and Chief Executive Officer of the Bank since the Bank's formation in 1987 and served as President of the Bank from 1987 to September 1995. Mr. Hammond is the father of Mark T. Hammond, the Vice Chairman and President of the Company and the Bank.

  Joan H. Anderson has been Executive Vice President of the Company since 1994. She has been a Director of the Company since January 1997 and a Director of the Bank since 1987. She also serves as the Bank's Executive Vice President in charge of mortgage loan servicing, collections and real estate holdings, a position she has occupied since 1988.

  C. Michael Kojaian has served as the Executive Vice President from 1989 to 1996 and as President and as a Director since January 1, 1997 of the Kojaian Companies, a midwestern based real estate development and asset management organization which owns and operates several million square feet of office, industrial and retail properties.

  Michael W. Carrie has served as the Company's Executive Vice President and Chief Financial Officer since January 1997. He served as Treasurer of the Company from 1993 to 1997. He has also served as Chief Financial Officer of the Bank since 1993, and as its Executive Vice President in charge of financial planning, financial accounting, cash management, investor reporting, regulatory accounting, loan funding and information services since 1995. From 1993 to 1995 he served as Senior Vice President of the Bank. From 1985 until 1993, he served as Vice President and Manager of Financial Analysis of Standard Federal Bank, F.S.B., a major regional federal savings bank.

  Dr. James D. Coleman has been a Director of the Company since its formation in 1993 and a Director of the Bank since its formation in 1987. He has served as Director of Emergency Services of Emergicare Physicians since 1979, which provides emergency room staffing for Oakwood Hospital on a contract basis.

  RICHARD S. ELSEA has been affiliated with Real Estate One, Inc., a residential brokerage company based in Detroit, Michigan since 1954. Mr. Elsea currently owns and is President of Real Estate One, which is one of Michigan's largest real estate brokerage companies.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
               -------------------------------------------------

     The Board of Directors of the Company generally meets on a monthly basis, as needed. During the year ended December 31, 1997, the Company's Board met 12 times. No director attended fewer than 75% in the aggregate of the total number of meetings held by the Board while such director was a member during the year ended December 31, 1997 or the total number of meetings held by committees of the Board on which such director served during such year.

     The Company's full Board of Directors acts as a nominating committee for the annual selection of its nominees for election as directors of the Company. While the Board of Directors will consider nominees recommended by stockholders, it has not actively solicited recommendations from the Company's stockholders for nominees nor, subject to the procedural requirements set forth in the Company's Restated and Amended Articles of

Incorporation and Bylaws, established any procedures for this purpose. The Company's Board of Directors met once in its capacity as the nominating committee during 1997.

     The Bank's full Board of Directors acts as a compensation committee for both the Company and the Bank and met 12 times in this capacity during 1997 to examine the performance and approve the compensation of the officers.

     The Bank's Audit Committee consists of Bank directors Charles Bazzy and William B. Bortels and performs the functions of the Company's and the Bank's respective audit committees. The Audit Committee is responsible for reviewing the Company's and the Bank's auditing programs, overseeing the quarterly regulatory reporting process, overseeing internal compliance audits as necessary, receiving and reviewing the results of each external audit, reviewing management's responses to auditors' recommendations, and reviewing management's reports on cases of financial misconduct by employees, officers or directors. The Audit Committee met four times during 1997.

                            DIRECTORS' COMPENSATION
                            -----------------------

  Directors of the Company who are not employees of the Company or the Bank ("Outside Directors") receive a monthly fee of $1,200 for attendance at each Board meeting. Outside Directors are also reimbursed for reasonable travel expense incurred in connection with Board and committee meetings.

          Directors of the Company who are also directors of the Bank are compensated in their role as Bank directors at the same monthly fee as the Outside Directors. All other directors of the Company receive the $1,200 monthly fee per Board meeting from the Company. During 1997, directors' fees attributable to service on the Company's Board of Directors totaled $14,400 plus a $1,200 year-end bonus. Directors do not receive any additional compensation for serving on committees. All directors are eligible to participate in the Company's 1997 Employees and Directors Stock Option Plan (the "Option Plan").

                  EXECUTIVE COMPENSATION AND OTHER  BENEFITS
                  ------------------------------------------

     Summary Compensation Table. The following table sets forth cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer and certain named executive officers of the Company.

                                                                                        Long-Term Compensation
                                                                                     ----------------------------
                                                                                                Awards
                                                                                     ----------------------------
                                                                            Other
                                                                           Annual      Securities     All Other
                                                                           Compen-     Underlying      Compen-
      Name and Principal Position        Year     Salary        Bonus     sation(1)  Options (#)(8)     sation
---------------------------------------  ----  -------------  ----------  ---------  --------------  ------------
Thomas J. Hammond......................  1997  $  733,333     $1,000,000        --         400,000     $62,960(5)
 Chairman of the Board and Chief         1996   1,000,000(2)     793,580        --              --      49,300(6)
 Executive Officer                       1995     529,600        737,102        --              --      56,340(7)

Mark T. Hammond (3)....................  1997  $  405,002     $  250,000        --         250,000     $38,743(5)
 Vice Chairman of the Board and          1996     405,002         12,600        --              --      23,418(6)
 President                               1995     298,369         12,779        --              --      32,419(7)

Michael W. Carrie (4)..................  1997  $  205,076     $  226,000        --          65,000     $33,904(5)
 Executive Vice President and Chief      1996     194,314          8,568        --              --      21,700(6)
 Financial Officer                       1995     160,640          8,042        --              --      18,900(7)

Joan H. Anderson.......................  1997  $  156,838     $       --        --          45,000     $40,080(5)
    Executive Vice President             1996     149,450         10,080        --              --      27,300(6)
                                         1995     137,169         10,989        --              --      23,978(7)

(1) Executive officers of the Bank receive certain perquisites and other personal benefits. In each case, the amount of such benefits received by each executive officer in each of the years 1997, 1996 and 1995 did not exceed $50,000 or 10% of such executive officer's salary and bonus.
(2) In conjunction with the adoption of the 1997 Incentive Compensation Plan as of May 1, 1997, Mr. T. Hammond's annual salary was reduced to an annual rate of $600,000.
(3) Mark T. Hammond was elected President of the Bank and the Bank in September 1995.
(4) Mr. Carrie joined the Bank and the Bank in January 1993 as Chief Financial Officer. He assumed his current position as Executive Vice President in November 1995.
(5) Includes payments to Mr. T. Hammond, Mr. M. Hammond, Mr. Carrie and Ms. Joan H. Anderson of $21,600, $21,600, $9,600 and $14,400, respectively, for Board fees, $4,800, $4,800, $4,800 and $4,800, respectively, in 401(k)
     contributions, and $36,650, $7,807, $9,600 and $10,800, respectively, in term life insurance premium equivalent payments.
(6) Includes payments to Mr. T. Hammond, Mr. M. Hammond, Mr. Carrie and Ms. Anderson of $13,200, $14,400, $0 and $14,400, respectively, for Board fees, $4,500, $3,219, $4,500 and $4,500, respectively, in 401(k) contributions, and $31,600, $5,799, $7,200 and $8,400, respectively, in term life insurance premium equivalent payments.
(7) Includes payments to Mr. T. Hammond, Mr. M. Hammond, Mr. Carrie and Ms. Anderson of $25,200, $25,200, $9,600 and $15,600, respectively, for Board fees, $4,500, $3,500, $4,500 and $2,378, respectively, in 401(k)
     contributions and $26,640, $3,791, $4,800 and $6,000, respectively, in term life insurance premium equivalent payments for such persons.
(8) Such options were granted in May 1997 with a vesting period of two years from date of grant and have an exercise price of $13 per share.

  OPTION GRANTS IN FISCAL YEAR 1997. The following table contains information concerning the grant of stock options under the Company's Option Plan to the persons named in the Summary Compensation Table set forth above.


                         Number of Securities     Percent of Total                              Grant Date Value
                          Underlying Options      Options Granted     Exercise of               -----------------
                                Granted           to Employees in     Base Price    Expiration     Grant Date
         Name                   (#)(a)              Fiscal Year      ($ per share)     Date     Present Value (b)
----------------------  -----------------------  ------------------  -------------  ----------  -----------------
Thomas J. Hammond                 400,000                 36.1%          $13.00       5/2004        $1,388,000
Mark T. Hammond                   250,000                 22.6%          $13.00       5/2004           867,000
Michael W. Carrie                  65,000                  5.9%          $13.00       5/2004           225,550
Joan H. Anderson                   45,000                  4.1%          $13.00       5/2004           156,150


(a) Options granted under the Option Plan are incentive stock options with an exercise price equal to the fair market value at the time of issuance. Such options vest after two years.

(b) Represents the present value of the option at the date of grant as determined using the Black-Scholes option pricing model. In calculating the present value of the option grant, the following assumptions were utilized:
  (i) the current market price of the underlying Common Stock at the date of grant was $13 per share; (ii) the continuously compounded risk-free rate of return expressed on an annual basis was 7%; (iii) expected volatility of 39%;
  (iv) dividends on the underlying Common Stock increased at an annual rate of 2%; and (v) expected lives of 6.0 years. These assumptions are used for illustrative purposes only. No assurance can be given that actual experience will correspond to the assumptions utilized.

  AGGREGATED OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES. The following table sets forth information concerning the value of options held by the named executive officers at the end of the fiscal year.

                                                             Number of Securities Underlying       Value of Unexercised
                                                                  Unexercised Options          in-the-Money Options at
                         Shares Acquired on       Value           at Fiscal  Year End             Fiscal Year End (a)
         Name                Exercise (#)      Realized ($)     Exercisable/Unexercisable       Exercisable/Unexercisable
-----------------------  -------------------   ------------  -------------------------------    --------------------------
Thomas J. Hammond                 --                 --                 -- / 400,000                    $--/$2,720,000
Mark T. Hammond                   --                 --                 -- / 250,000                     --/$1,700,000
Michael W. Carrie                 --                 --                  -- / 65,000                     --/$  442,000
Joan H. Anderson                  --                 --                  -- / 45,000                     --/$  306,000


(a) Represents the difference between fair market value of underlying Common Stock at fiscal year-end (based on the most recent sales price known to management) and the exercise price. Options are in-the-money if the fair market value of the underlying securities exceeds the exercise price of the Option and out-of-the-money if the exercise price of unexercisable options exceeds current fair market value. These options do not vest until May 1999.

     Employment Contracts.   The Company and the Bank have entered into separate
employment agreements effective December 31, 1997 and pursuant to which Thomas
J. Hammond serves as Chief Executive Officer of the Company and the Bank and Mark T. Hammond will serve as President of the Company and the Bank. In such capacities, Messrs. Hammond and Hammond are responsible for overseeing all operations of the Company and the Bank, and for implementing the policies adopted by the Boards of Directors. In addition, the Company and the Bank entered into separate employment agreements with Mr. Carrie in his capacity as Executive Vice President and Chief Financial Officer and Ms. Anderson in her capacity as Executive Vice President. All such employment agreements are referred to herein collectively as "Employment Agreements" and all persons who have entered into such Employment Agreements are referred to herein as "Employees."

     The Boards of Directors of the Company and the Bank each believe that the Employment Agreements assure fair treatment of the Employees in relation to their career with the Bank by providing them with a limited form of financial security while committing such persons to future employment with the Bank for the term of their respective agreements. In the event that any Employee prevails over the Bank in a legal dispute as to an Employment Agreement, he or she will be reimbursed for his or her legal and other expenses.

     The terms of the agreements are three years and provide for annual base salaries of $600,000, $405,002, $205,076, and $169,000, for Messrs. T. Hammond,
M. Hammond and Carrie and Ms. Anderson, respectively. On each anniversary date from the date of commencement of the Employment Agreements, the term of employment under the Employment Agreements will be extended for an additional one-year period beyond the then effective expiration date, upon a determination by the Board of Directors that the performance of the Employee has met the required performance standards and that such Employment Agreements should be extended. The Employment Agreements provide the Employee with a salary review by the Board of Directors not less often than annually, as well as with inclusion in any discretionary bonus plans, retirement and medical plans, customary fringe benefits, vacation and sick leave.

     The Employment Agreements terminate upon the Employee's death or disability, and are terminable by the Bank for "just cause" as defined in the Employment Agreements. In the event of termination for just cause, no severance benefits are available. If the Bank terminates the Employee without just cause, the Employee will be entitled to a continuation of his or her salary and benefits from the date of termination through the remaining term of such Employee's Employment Agreement, plus an additional 12-month period, and, at the Employee's election, either cash in an amount equal to the cost to the Employee of obtaining health, life, disability, and other benefits which the Employee would have been eligible to participate in through the Employment Agreement's expiration date or continued participation in such benefit plans through the agreement's expiration date, provided the Employee continued to qualify for participation therein. If the Employment Agreements are terminated due to the Employee's "disability" (as defined in the Employment Agreements), the Employee will be entitled to a continuation of his or her salary and benefit for up to 180 days following such termination. In the event of the Employee's death during the term of the Employment Agreement, his or her estate will be entitled to receive his or her salary through the last day of the calendar month in which the Employee's death occurred. The Employee is able to terminate voluntarily his or her Employment Agreement by providing 90 days' written notice to the Board of Directors of the Bank, in which case the Employee is entitled to receive only his compensation, vested rights and benefits up to the date of termination.

     The Employment Agreements contain provisions stating that in the event of the Employee's involuntary termination of employment in connection with, or within one year after, any change in control of the Bank or the Company other than for "just cause," the Employee will be paid within 10 days of such termination an amount equal to the difference between (i) 2.99 times his or her "base amount," as defined in Section 280G(b)(3) of the Code, and (ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Code, that the Employee receives on account of the change in control. "Control" generally refers to the acquisition, by any person or entity, of the ownership or power to vote more than 25% of the Bank's or the Company's voting stock, the control of the election of a majority of the Bank's or the Company's directors, or the exercise of a controlling influence over the management or policies of the Bank or the Company. In addition, under the Employment Agreements, a change in control occurs when, during any consecutive two-year period, directors of the Bank or the Company at the beginning of such period cease to constitute at least a majority of the Board of Directors of the Bank or the Company. The amount determined using the foregoing formula would also be paid (i) in the event of an Employee's voluntary termination of employment within 30 days following a change in control, or (ii) in the event of the Employee's voluntary termination of employment within one year following a change in control, upon the occurrence, or within 90 days thereafter, of certain specified events following the change in control, which have not been consented to in writing by the Employee, including (i) the requirement that the Employee perform his or her principal executive functions more than 50 miles from his or her primary office, (ii) a reduction in the Employee's base compensation as then in effect, (iii) the failure of the Company or the Bank to increase the Employee's salary or to pay the Employee discretionary bonuses, (iv) the failure of the Company or the Bank to continue to provide the Employee with compensation and benefits, including material vacation, fringe benefits, stock option and retirement plans, (v) the assignment to the Employee of duties and responsibilities which are other than those normally associated with his or her position with the Bank and the Company, (vi) a material reduction in the Employee's authority and responsibility, and (vii) in the case of an employee who is also a director, the failure to re-elect the Employee to the Company's or the Bank's Board of Directors. The aggregate payments that would be made to Messrs. T. Hammond, M. Hammond and Carrie and Ms. Anderson, assuming termination of employment, other than for just cause, within one year of the change in control at January 1, 1998, would be approximately $3.3 million, $1.0 million, $648,000 and $481,000, respectively. These provisions may have an anti-takeover effect by making it more expensive for a potential acquirer to obtain control of the Bank or the Company.

  EMPLOYEE STOCK ACQUISITION PLAN. The Company has implemented the Flagstar Bancorp, Inc. 1997 Employee Stock Acquisition Plan ("Purchase Plan"), the purpose of which is to encourage broad-based ownership by employees of the Company and, as a result, to provide an incentive for employees at all levels to contribute to the profitability and success of the Company. The Purchase Plan will enable the Company to offer a convenient means for the employees who might not otherwise own Common Stock to purchase and hold the Common Stock, and through the partial refund feature of the Purchase Plan, to provide a meaningful inducement to participate.

  The Purchase Plan will be administered by the Board of Directors. All employees of the Company, its subsidiaries or affiliates who work 20 hours per week or more with at least 12 months of continuous employment and all directors will be eligible to participate.

  Under the Purchase Plan, eligible participants would be free to purchase from any third party and on the open market shares of the Common Stock and, upon providing evidence of the purchase to the Company, the employees would receive a payment from the Company equal to 15% of the full price of the shares. No employee would receive such reimbursement for total purchases in any one year in excess of 7% of the employee's gross income from the Company in the prior calendar year. Costs related to the sale of such shares will be borne by the individuals. Participants in the Purchase Plan will be asked to sign a statement acknowledging that they are aware of the condition of the Purchase Plan that the shares so purchased may not be sold for a period of one year.

  Participants will be entitled, with respect to Common Stock acquired under the Purchase Plan, to the same rights and distributions as are other holders of the Common Stock. The Purchase Plan has not been designed to comply with the requirements of Section 423 of the Code with respect to "employee stock purchase plans." As a result, participants in the Purchase Plan will likely be taxed for federal income tax purposes in the year the refund is received by them. Costs incurred by the Company pursuant to the Purchase Plan are expected to be deductible as an expense by the Company.

  INCENTIVE COMPENSATION PLAN. The Company has also implemented the Flagstar Bancorp, Inc. 1997 Incentive Compensation Plan (the "Incentive Compensation Plan") which is unfunded and as to which benefits will be payable only in the form of cash from the Company's general assets. The purposes of the Incentive Compensation Plan will be to attract and retain the best available personnel for positions of substantial responsibility with the Company and to provide additional incentives to employees of the Company in the event the Company achieves certain financial performance goals indicative of its profitability and stability.

  The Incentive Compensation Plan will be administered by a committee ( the "Incentive Compensation Committee") consisting of the Company's Compensation Committee. The Incentive Compensation Committee will decide, from year to year, which employees of the Company will be eligible to participate in the Incentive Compensation Plan and the size of the bonus pool. The plan year of the Incentive Compensation Plan will correspond to the Company's fiscal year. Directors who are not employees may not participate in the Incentive Compensation Plan.

  Each employee who is eligible to receive a bonus at the end of a plan year will receive a bonus equal to a specified percentage of his or her base salary adjusted by a mathematical formula which reflects aspects of the Company's results for that year. However, the Incentive Compensation Committee may, in its discretion, by resolution adopted before the first day of any plan year, change said percentage. The aggregate amount of bonuses payable for any plan year will be proportionately reduced to the extent that the payment would cause the Bank to cease to be a "well-capitalized" institution. For 1997, the Incentive Compensation Plan provides for bonuses to be tied to return on equity, return on assets, deposit growth, CAMELS rating and the volume of loan originations.

  DEFERRED COMPENSATION PLAN. The Company has implemented the 1997 Deferred Compensation Plan (the "Plan"), which is intended to permit employees and directors to defer the current receipt of income until such time as funds or assets are distributed in the future. Employees may elect to defer up to 25 percent of annual compensation and directors may defer their entire compensation. Funds deferred remain the property of the Bank or the Company and subject to the claims of the creditors of the Bank or the Company in the event of default. However, the funds will be placed in a trust with an independent trustee and the individual participants may direct that their deferred amounts be invested in stock of the Company purchased on the open market. Upon withdrawal, the participant will have the option of receiving the stock or the proceeds of its sale at the then market price. All withdrawals from the Plan trust would then be taxable as ordinary income.

     WHOLE LIFE INSURANCE POLICY. The Bank also pays the premiums of variable whole life insurance policies which are available to all officers of the Bank. The beneficiary of each such policy is the estate of the officer, except that the Bank is the beneficiary to the extent of all premiums paid by the Bank for such policy.


                     REPORT OF THE COMPENSATION COMMITTEE
                     ------------------------------------

OVERVIEW AND PHILOSOPHY

     The Company's executive officers are also executive officers of the Bank and are compensated by the Bank not the Company. However, the responsibility for setting policies that govern executive compensation, and for recommending the components and structure of the compensation plans for executive officers of the Company rests with the Company's Compensation Committee (the "Committee"). The Committee is comprised of Directors James D. Coleman, Chairman, Richard S. Elsea, and John R. Kersten.

     Under the direction of the Committee, the Company has developed and implemented compensation policies and plans that embody a pay-for-performance philosophy. The policies and plans encourage achievement of objectives as formulated by the Company's Board of Directors and its committees and reward exceptional performance as determined by the Committee. In the opinion of the Committee, this approach strengthens the Company's long-term performance by making the goals and objectives of executive management congruent with those of the Company and its stockholders. The Committee also believes that competitive executive compensation and the structure of the Company's compensation plans are essential to the Company's desire to attract and retain qualified management. For 1997, the Committee considered and determined the compensation only for Messrs. Thomas and Mark Hammond, whereas the balance of the executive officers were considered by the Bank's Compensation Committee. Beginning in 1998, the Committee will review and determine the compensation for all four executive officers.

EXECUTIVE COMPENSATION PROGRAMS

     Within this overall purpose, the Committee has determined that the Company's executive compensation program should have four primary components: base salary; cash bonuses under the stockholder-approved incentive compensation plan; long-term incentive compensation in the form of stock option awards under the stockholder-approved stock option plan; and other competitive benefits. Base and incentive compensation for executive officers depends primarily on regional and national surveys of compensation paid to executive officers of other savings and loan holding companies, commercial banks and mortgage lending institutions similar in size, market capitalization, scope of operations and other characteristics, as well as the Company's operating results.

     Base Compensation. The Committee has determined that the base compensation for the Company's executive officers should be based primarily on the salaries paid to executives having comparable responsibilities at other similar institutions. A primary, but not the sole, source of information upon which the base compensation of executive officers is based are available surveys of compensation paid to executives performing similar functions at other financial institutions and/or mortgage banking companies. In setting base salaries, the Committee also considers other qualitative factors such as the overall performance of the Company and the personal performance and effectiveness of each officer.

     Incentive Compensation. The Company has adopted the 1997 Incentive Compensation Plan (the "Incentive Plan"), which relies on the specific performance of the Company each year compared with the performance of those companies with which the Company competes, as well as returns on assets and equity, the OTS CAMELS rating of the Bank, deposit growth and loan origination growth, all considered in relation to the annual forecasted goals of the Company. Incentive compensation under the Incentive Plan may take the form of cash, the amount of which is generally based upon a mathematical formula. Bonuses for each fiscal year are calculated as a percentage of a participant's base annual compensation, depending on title.

     Long-Term Incentive Compensation. The Compensation Committee believes that the grant of stock options encourages the Company's executives to focus on managing the Company from the perspective of an equity owner. The Company has therefore adopted two plans that enable employees and officers to develop an equity interest in Flagstar, the most significant of which for senior officers are the 1997 Employees and Directors Stock Option Plan (the "Option Plan") and the 1997 Employee Stock Acquisition Plan (the "Purchase Plan").

     Stock options have been granted under the Option Plan to senior and mid-level executives, the amounts and terms of which were determined by the Committee. The number of options granted was based on criteria that included consideration for the officer's responsibility, performance and salary level. The value of these options, which vest after a two-year period and are exercisable for five years thereafter, is intended to track the performance of the Common Stock over an extended period of time.

     Other Benefits. In addition to the foregoing, the Company provides medical, dental and life insurance and defined contribution pension plan qualifying under Sections 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended to senior executives that are generally available to all Company employees, and other perquisites that are comparable to standards within the financial institutions industry.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     As Chairman and Chief Executive Officer, Thomas J. Hammond's base salary is reviewed annually by the Committee in accordance with the procedures and policies described above. Since the Company's executive compensation plans discussed previously are for the most part linked to the Company's performance compared with the peer group and subject to formula calculation, his participation in these plans is determined in the same general manner as are other executive officers.

     In connection with the initial public offering of the Company's Common Stock in early 1997, Mr. Hammond suggested and agreed that his prior year's base salary of $1,000,000 be reduced to $600,000 with the primary purpose of placing greater emphasis on incentive compensation in the form of bonuses. During 1997, Mr. Hammond was awarded $1,000,000 as a bonus (under the Incentive Plan).

     The Committee believes that Mr. Hammond's total compensation for 1997 appropriately reflected his contribution to the Company's financial results. For 1997, the Company's performance in the key area of return on equity greatly exceeded the performance of its peers. The Company's record financial results for 1997, especially as measured by net income, were also significantly above all previous results for the Company. The Committee believes that this performance was indicative of a well-managed company during a challenging business climate.

COMPENSATION COMMITTEE

James D. Coleman, Chairman
Richard S. Elsea
John R. Kersten


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
          -----------------------------------------------------------

     The Bank's full Board of Directors acts as a compensation committee for both the Company and the Bank.

     Except for Directors Thomas J. Hammond, Mark T. Hammond, Joan H. Anderson, and Michael W. Carrie, no member of the Board of Directors of the Company was
(a) an officer or employee of the Company or any of its subsidiaries during the fiscal year ended December 31, 1997, (b) a former officer of the Company or any of its subsidiaries, or (c) an insider (i.e., director, officer, director or officer nominee, greater than 5% stockholder, or immediate family member of the foregoing) of the Company or any of its subsidiaries and engaged in transactions with the Company or any subsidiary involving more than $60,000 during the fiscal year ended December 31, 1997 or otherwise rendered services to the Company through a law firm or investment banking firm.

     Further, no executive officer of the Company, at any time during 1997, also served on a compensation committee or otherwise as a director of another company whose executive officer served on the Company's Compensation Committee or as a director of the Company.


                      CUMULATIVE STOCK PERFORMANCE GRAPH
                   ----------------------------------------

     The graph and table that follow show the cumulative return on the Common Stock since the commencement of trading on April 30, 1997 and concurrent registration of the Common Stock with the Securities and Exchange Commission under Section 12 of the Securities Exchange Act of 1934, as amended. This return is compared in the table and graph with the cumulative return over the same period with the following two indices: (i) the All U.S. Nasdaq Index and the Nasdaq Financial Index. The graph and table were prepared assuming that $100 was invested on April 30, 1997 in the Common Stock and in each of the indices. Cumulative total return on the Common Stock or the two indices equals the total increase in value since April 30, 1997. No reinvestment of dividends has been assumed due to the immaterial amounts paid in 1997. The stockholder returns shown on the performance graph are not necessarily indicative of the future performance of the Common Stock or any particular index.


                      CUMULATIVE TOTAL STOCKHOLDER RETURN
                 COMPARED WITH PERFORMANCE OF SELECTED INDICES
                    APRIL 30, 1997 THROUGH DECEMBER 31, 1997


          [GRAPH OF COMPARATIVE STOCK PERFORMANCE CHART APPEARS HERE]


Index                        April 30       6/30/97        12/31/97
-------------------------------------------------------------------
Flagstar Bancorp, Inc.        100.00        123.81          150.83
All U.S. Nasdaq               100.00        114.74          125.81
Nasdaq Financial Index        100.00        115.00          145.28


                             CERTAIN TRANSACTIONS
                             --------------------

     The Company and its subsidiaries have had, and expect to have in the future, transactions in the ordinary course of business with directors and executive officers and members of their immediate families, as well as with principal stockholders. All loans included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with non-affiliated persons. It is the belief of management that such loans neither involved more than the normal risk of collectability nor presented other unfavorable features.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
            -------------------------------------------------------

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-10% stockholders are required to furnish the Company with copies of all such reports. Based solely on its review of copies of such reports received by it, or written representations from certain reporting persons that no annual report of change in beneficial ownership is required, the Company believes that, during the year ended December 31, 1997, all such filing requirements were satisfied.


                             INDEPENDENT AUDITORS
                             --------------------

     The Board of Directors has appointed the public accounting firm of Grant Thornton L.L.P. to continue as independent auditors for the Company for the fiscal year ending December 31, 1998. Grant Thornton L.L.P. served as the Company's independent auditors for the year ended December 31, 1997. A representative of Grant Thornton L.L.P. is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she so desires.


                             STOCKHOLDER PROPOSALS
                             ---------------------

     Any stockholder who intends to present a proposal for action at next year's annual meeting of the stockholders and would like a copy of the proposal included in the Company's proxy materials for that meeting must forward a copy of the proposal or proposals to the Company's principal executive office at 2600 Telegraph Road, Bloomfield Hills, Michigan 48302, and must be received by the Company not later than November 30, 1998. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 1999 annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.


                                 OTHER MATTERS
                                 -------------

     The Board of Directors is not aware of any other business to be presented for action by the stockholders at the Annual Meeting other than those matters described in this Proxy Statement and matters incident to the conduct of the Annual Meeting. If, however, any other matters known are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board of Directors.


                                 MISCELLANEOUS
                                 -------------

     The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telegraph or telephone number without additional compensation.

     The Company's 1997 Annual Report to Stockholders (the "Annual Report"), including financial statements, has been mailed to all persons who were stockholders of record as of the close of business on the Record Date. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Secretary of the Company. The Annual Report is not to be treated as a part of this proxy solicitation material or as having been incorporated herein by reference.

                         BY ORDER OF THE BOARD OF DIRECTORS

                         /s/ Mary Kay McGuire

                         Mary Kay McGuire
                         Secretary

Bloomfield Hills, Michigan
March 30, 1998

                          ANNUAL REPORT ON FORM 10-K
                          --------------------------

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO PERSONS WHO WERE STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE SECRETARY, FLAGSTAR BANCORP, INC., 2600 TELEGRAPH ROAD, BLOOMFIELD HILLS, MICHIGAN 48302.

-------------------------------------------------------------------------------

                             FLAGSTAR BANCORP, INC.
                              2600 TELEGRAPH ROAD
                        BLOOMFIELD HILLS, MICHIGAN 48302

                     REVOCABLE PROXY FOR THE ANNUAL MEETING
                                OF STOCKHOLDERS
                                  MAY 4, 1998


          The undersigned hereby constitutes and appoints Michael W. Carrie, Joan H. Anderson and James D. Coleman, and each of them, the proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Stockholders of Flagstar Bancorp, Inc. (the "Company") to be held at the national headquarters of Flagstar Bank, FSB, 2600 Telegraph Road, Bloomfield Hills, Michigan on May 4, 1998 at 1:00 p.m., local time, and any adjournments thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote, upon the following matters.

          THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS MARKED HEREIN, AND WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS, IF NO INSTRUCTIONS TO THE CONTRARY ARE MARKED HEREIN.

          1. The Election of Directors: Mark T. Hammond, James D. Isbister and John R. Kersten.

         [ ]  FOR all nominees listed above     [ ]  WITHHOLD AUTHORITY to vote
              (except as marked to the               for all nominees listed
              contrary below).                       above.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PRINT THAT NOMINEE'S NAME BELOW.)

________________________________________________________________________________

          2. The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.

          The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of the Stockholders and Proxy Statement and the Annual Report to Stockholders for the fiscal year ended December 31, 1997, and hereby revokes any proxy heretofore given. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE.


Date:_______________________________________

Signature:__________________________________

Signature:__________________________________


PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS HEREIN AND RETURN IN THE ENCLOSED ENVELOPE. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signor is a corporation, please sign the full name by duly appointed officer. If a partnership, please sign in partnership name by authorized person. If shares are held jointly, each stockholder named should sign.

                                       1